Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-36364; 333-67330; 333-115277; 333-124534; 333-151920; and 333-173055), on Form S-3 (No. 333-173368); and on Form S-4 (Nos. 333-97899 and 333-166326, as amended by post-effective amendment on Form S-8) of Schlumberger Limited of our report dated February 1, 2012 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Houston, Texas
February 1, 2012